Exhibit 10.7

Summary of BSPCE

Similar to share options, employee warrants, or BSPCEs, entitle a holder to exercise the warrant for the underlying vested shares at an exercise price per share determined by our board of directors and at least equal to the fair market value of an ordinary share on the date of grant. Employee warrants may only be issued by growth companies meeting certain criteria. There is no legal limitation to the size of the employee warrant pool under French law.

Administration. Pursuant to delegations granted at our annual shareholders’ meeting our board of directors determined the recipients, dates of grant and exercise price of employee warrants, the number of employee warrants to be granted and the terms and conditions of the employee warrants, including the period of their exercisability and their vesting schedule. The board of directors had the authority to extend the post-termination exercise period of employee warrants after the termination of the employment agreement.

Employee Warrants. Our employee warrants were generally granted subject to a four-year vesting schedule under which one-fourth (1/4) of the employee warrants vest upon each anniversary of grant during four years, subject to continued service. In each case, any warrant which is not exercised before the tenth anniversary of the date of grant will automatically lapse. The term of each employee warrant is ten years from the date of grant or, in the case of death or disability of the beneficiary during such ten-year period, six months from the death or disability of the beneficiary in accordance with French law.

Employee warrants are not transferable and may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by laws of descent or distribution and may be exercised, during the lifetime of the beneficiary, only by the beneficiary.

Change in Control. Employee warrants generally provide that unvested warrants will accelerate in case of a change in control at any time.

Initial Public Offering. Since our initial public offering in France in 2012, we can no longer issue employee warrants.